Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 433 Registration No. 333-169119 December 7, 2010

$ Quarterly Review Notes due January 6, 2012 Linked to Copper Global Medium-Term Notes, Series A

General

•

The Notes are designed for investors who seek early exit prior to maturity at a premium if the Averaged Settlement Price (as defined below) of the reference asset is at or above the applicable call level on any of the four quarterly review dates. If the Notes are not called, investors are protected at maturity against up to a 10% decline of the reference asset but will lose some or all of their principal on a leveraged basis if the reference asset declines by more than 10% over the term of the Notes. Investors in the Notes should be willing to accept this risk of loss and be willing to forgo interest in exchange for the opportunity to receive a premium payment if the Notes are called.

•	The first review date, and therefore the earliest call date, is March 10, 2011.

•	Senior unsecured obligations of Barclays Bank PLC maturing January 6, 2012[1].

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•	The Notes are expected to price on or about December 10, 2010[2] (the “pricing date”) and are expected to issue on December 17, 2010[2] (the “settlement date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	Copper, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement. For reference purposes only, the Bloomberg ticker symbol for the reference asset is “LOCADY <Comdty>”.

Automatic Call:

On any review date, if the arithmetic average of the settlement price of the reference asset on each of the five averaging dates applicable that review date (the “Averaged Settlement Price”) is greater than or equal to the applicable call level, the Notes will be automatically called for a cash payment per Note that will vary depending on the applicable review date and call premium, determined as set forth under “Call Price” below.

Call Levels:	First review date:	102.50% of the initial price
	Second review date:	102.50% of the initial price
	Third review date:	102.50% of the initial price
	Final review date:	102.50% of the initial price

Call Price:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•      at least 5.625%* × $1,000 if called on the first review date

•      at least 11.250%* × $1,000 if called on the second review date

•      at least 16.875%* × $1,000 if called on the third review date

•      at least 22.500%* × $1,000 if called on the final review date

*  The actual percentage applicable to the first, second, third and final review dates will be determined on the pricing date but will not be less than 5.625%, 11.250%, 16.875% and 22.500%, respectively.

Payment at Maturity:

If the Notes are not called and a mandatory redemption is not triggered, you will receive a payment at maturity determined as follows:

•         If the reference asset return is greater than or equal to -10%, you will receive the principal amount of your Notes at maturity.

•         If the final price declines from the initial price by more than 10%, you will lose 1.1111% of the principal amount of your Notes for every 1% that the reference asset return is less than -10%. Accordingly, if the reference asset return is less than -10%, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + 10%) × 1.1111]

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

If the Notes are not called, you will lose some or all of your investment at maturity if the reference asset return reflects a decline in the reference asset over the term of the Notes of more than 10%

Buffer Percentage:	10%

Reference Asset Return:	The performance of the reference asset from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	$[—]/tonne, the settlement price of the reference asset on the pricing date.

Final Price:	The Averaged Settlement Price for the final review date.

Averaged Settlement Price:	For any review date, the arithmetic average of the settlement price of the reference asset on each of the five averaging dates applicable to that review date.

Review Dates[1]:	March 10, 2011 (first review date), June 10, 2011 (second review date), September 12, 2011 (third review date) and December 29, 2011 (final review date)

Averaging Dates[1]:

The averaging dates applicable to each review date are as follows:

First review date: March 4, 2011, March 7, 2011, March 8, 2011, March 9, 2011 and March 10, 2011

Second review date: June 6, 2011, June 7, 2011, June 8, 2011, June 9, 2011 and June 10, 2011

Third review date: September 6, 2011, September 7, 2011, September 8, 2011, September 9, 2011 and September 12, 2011

Final review date: December 21, 2011, December 22, 2011, December 23, 2011, December 28, 2011 and December 29, 2011

Maturity Date:	January 6, 2012[1]

Calculation Agent:	Barclays Bank PLC

Scheduled Trading Day:	Any day when the calculation agent is open for business in London and New York.

CUSIP/ISIN:	06740PWZ5 /US06740PWZ51

[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement. If any averaging date is not a scheduled trading day, then such averaging date will be the next succeeding scheduled trading day, and any subsequent averaging dates will be postponed to occur on the next following scheduled trading days. If the final review date is postponed because it or any other averaging date was not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final review date (as postponed) and the maturity date (as postponed) remains the same

[2]

Expected. In the event we make any change to the expected pricing date and settlement date, the review dates, related averaging dates and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[3]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[3]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately %, is %. The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the Notes that could be realized on the applicable review date for a range of movements in the reference asset as shown under the column “Copper Appreciation/Depreciation at Review Date.” The following table assumes a hypothetical initial price of $8,754.00/tonne, which results in a call level of $8,972.85/tonne for each of the review dates. The table assumes that the percentages used to calculate the call price applicable to the first, second, third and final review dates are 5.625%, 11.250%, 16.875% and 22.500%, respectively, regardless of the appreciation of the reference asset, which may be significant; the actual percentages will be determined on the pricing date. There will be only one payment on the Notes whether called or at maturity. An entry of “N/A” indicates that the Notes would not be called on the applicable review date and no payment would be made for such date. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.

FWP–2

Averaged Settlement Price at Review Date (USD/tonne)	Copper Appreciation/ Depreciation at Review Date	Total Return at First Review Date	Total Return at Second Review Date	Total Return at Third Review Date	Total Return at Final Review Date
15,757.20	80.00%	5.625%	11.250%	16.875%	22.500%
14,881.80	70.00%	5.625%	11.250%	16.875%	22.500%
14,006.40	60.00%	5.625%	11.250%	16.875%	22.500%
13,131.00	50.00%	5.625%	11.250%	16.875%	22.500%
12,255.60	40.00%	5.625%	11.250%	16.875%	22.500%
11,380.20	30.00%	5.625%	11.250%	16.875%	22.500%
10,504.80	20.00%	5.625%	11.250%	16.875%	22.500%
9,629.40	10.00%	5.625%	11.250%	16.875%	22.500%
9,191.70	5.00%	5.625%	11.250%	16.875%	22.500%
8,972.85	2.50%	5.625%	11.250%	16.875%	22.500%
8,841.54	1.00%	N/A	N/A	N/A	0.00%
8,754.00	0.00%	N/A	N/A	N/A	0.00%
8,316.30	-5.00%	N/A	N/A	N/A	0.00%
7,878.60	-10.00%	N/A	N/A	N/A	0.00%
7,440.90	-15.00%	N/A	N/A	N/A	-5.56%
7,003.20	-20.00%	N/A	N/A	N/A	-11.11%
6,127.80	-30.00%	N/A	N/A	N/A	-22.22%
5,252.40	-40.00%	N/A	N/A	N/A	-33.33%
4,377.00	-50.00%	N/A	N/A	N/A	-44.44%
3,501.60	-60.00%	N/A	N/A	N/A	-55.56%
2,626.20	-70.00%	N/A	N/A	N/A	-66.67%
1,750.80	-80.00%	N/A	N/A	N/A	-77.78%
875.40	-90.00%	N/A	N/A	N/A	-88.89%
0.00	-100.00%	N/A	N/A	N/A	-100.00%

*	Total returns at final review date reflect the call price applicable to the final review date if the Notes are called on the final review date, which will occur if the Averaged Settlement Price is greater than or equal to the applicable call level, or the payment at maturity if the Notes are not called.

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of the reference asset increases from the initial price of $8,754.00/tonne to an Averaged Settlement Price of $10,504.80/tonne on the first review date.

Because the Averaged Settlement Price on the first review date of $10,504.80/tonne is greater than the call level of $8,972.85/tonne, the Notes are automatically called, and the investor receives a single payment of $1,056.25 per $1,000 principal amount Note.

Example 2: The price of the reference asset decreases from the initial price of $8,754.00/tonne to an Averaged Settlement Price of $8,316.30/tonne on the first review date and $7,878.60/tonne on the second review date. The price of the reference asset increases to an Averaged Settlement Price of $8,754.00/tonne on the third review date and $8,841.54/tonne on the final review date.

Because the Averaged Settlement Price on each of the review dates is less than the corresponding call level of $8,972.85/tonne, the Notes are not called. Because the reference asset return of 1.00% is greater than or equal to -10%, the payment at maturity is the principal amount of $1,000 per $1,000 principal amount Note.

Example 3: The price of the reference asset decreases from the initial price of $8,754.00/tonne to an Averaged Settlement Price of $8,316.30/tonne on the first review date, $7,878.60/tonne on the second review date, $7,440.90/tonne on the third review date and $8,316.30/tonne on the final review date.

Because the Averaged Settlement Price on each of the review dates is less than the corresponding call level of $8,972.85/tonne, the Notes are not called. Because the reference asset return of -5.00% is greater than or equal to -10%, the payment at maturity is the principal amount of $1,000 per $1,000 principal amount Note.

Example 4: The price of the reference asset decreases from the initial price of $8,754.0000/tonne to an Averaged Settlement Price of $8,316.30/tonne on the first review date, $7,878.60/tonne on the second review date, $7,440.90/tonne on the third review date and $6,127.80/tonne on the final review date.

Because the Averaged Settlement Price on each of the review dates is less than the corresponding call level of $8,972.85/tonne, the Notes are not called. Because the reference asset return of -30.00% is less than -10%, investor will receive a payment that is less than the principal amount calculated as follows for each $1,000 principal amount Note:

$1,000 + [$1,000 × (-30% + 10%) × 1.1111] = $777.78

FWP–3

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The averaging dates, the maturity date, the payment upon an automatic call or at maturity and the reference asset are subject to adjustment as described in the following sections:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” with respect to the reference asset; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”.

•

Appreciation Potential—If the Averaged Settlement Price of the reference asset is greater than or equal to the applicable call level on a review date, your investment will yield a payment per Note of $1,000 plus: (i) at least 5.625% × $1,000 if called on the first review date; (ii) at least 11.250% × $1,000 if called on the second review date; (iii) at least 16.875% x $1,000 if called on the third review date; or (iv) at least 22.500% × $1,000 if called on the final review date.

•

Potential Early Exit with Appreciation as a Result of Automatic Call Feature—While the original term of the Notes is just over one year, the Notes will be called before maturity if the Averaged Settlement Price of the reference asset is at or above the applicable call level on a review date, and you will be entitled to the applicable premium payment set forth on the cover of this free writing prospectus.

•

Limited Protection Against Loss—If the Notes are not called, your payment at maturity of the principal amount of the Notes is protected against a decline in the final price, as compared to the initial price, of up to 10%. If the final price declines by more than 10%, you will lose an amount equal to 1.1111% of the principal amount of your Notes for every 1% that the reference asset declines beyond 10%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be short-term capital gain or loss if you have a holding period in respect of your Notes of no more than one year, and otherwise should generally be long-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that your Notes should be treated as giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) the executory contract tracks the value of copper only to a limited extent. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

FWP–4

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference asset. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”.

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—If the Notes are not called and the final price declines by more than 10% compared to the initial price, you will be exposed on a leveraged basis to any decline in the final price beyond the 10% buffer percentage.

•

Limited Return on the Notes—Your potential gain on the Notes will be limited to the applicable call premium for a review date, as set forth on the cover of this free writing prospectus, regardless of the appreciation in the price of the reference asset, which may be significant. In addition, the settlement price of the reference asset at various times during the term of the Notes could be higher than the Averaged Settlement Price on the review dates, and you may receive a lower payment if called or at maturity, as the case may be, than you would have if you had invested directly in the reference asset.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

FWP–5

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Reinvestment risk—If your Notes are automatically called prior to the final review date, the term of the Notes could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are called prior to the maturity date.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the settlement price of the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected demand or supply of the reference asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events especially those affecting the price of the reference asset; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

The Notes May Be Subject to Certain Risks Specific to Copper as a Commodity—Copper is an industrial metal. Consequently, in addition to factors affecting commodities generally that are described in the prospectus supplement, a number of additional factors specific to precious metals, and in particular Copper, might cause price volatility. These may include, among others:

•	changes in the level of industrial activity using industrial metals, and in particular copper, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

Historical Information

The following graph sets forth the historical performance of the reference asset based on the daily settlement price from January 7, 2002 through December 3, 2010. The settlement price of the reference asset on December 3, 2010 was $8,754.00/tonne.

We obtained the settlement prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the reference asset should not be taken as an indication of future performance, and no assurance can be given as to the settlement price of the reference asset on any of the averaging dates. We cannot give you assurance that the performance of the reference asset will result in the return of any of your initial investment.

FWP–6

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $10.00 per $1,000 principal amount Note.

We expect that delivery of the Notes will be made against payment for the Notes on or about the issue date indicated on the cover of this free writing prospectus, which is the 5th business day following the expected pricing date (this settlement cycle being referred to as “T+5”). See “Plan of Distribution” in the prospectus supplement.

FWP–7